Exhibit 99.1

AFFIRMATIVE INSURANCE HOLDINGS

REPORTS SEVERAL RECENT ACTIONS

Addison, Texas, July 7, 2009 - Affirmative Insurance Holdings, Inc. (NASDAQ: AFFM) announced the following actions:

  The Company and M. Sean McPadden, Executive Vice President and President - Insurance Companies, have mutually agreed to terminate Mr. McPadden's employment. Kevin R. Callahan, Chief Executive Officer, has assumed the majority of Mr. McPadden's duties. Mr. McPadden's actuarial duties have been assumed by Michael J. McClure, Executive Vice President and Chief Financial Officer. The Company will incur a charge to its second quarter earnings in connection with Mr. McPadden's severance in accordance with his employment agreement. The exact amount of the pretax charge has not been finalized, but is expected to be approximately $1.0 million.
  The Company sold all of its retail stores and its franchise business in Florida. The sale of these stores is expected to improve pretax income in the range of $1.0 to $1.5 million annually. The Company is still determining the gain or loss from the sale for this transaction, which will be included in its second quarter results from operations.
  Effective July 25, 2009, the Company will suspend its employer matching contributions to its 401(k) plan. This action is expected to improve pretax income by approximately $1.0 million annually.
  In addition, the Company is investigating the implementation of various organizational changes by the end of the year including:
    Consolidation of the insurance operations into one location;
    Evaluation of both the agency and claims operations to identify efficiencies and consolidation opportunities; and,
    Conducting general business unit reviews to identify and implement additional expense savings opportunities.
  Management believes that the cumulative effect of all of the actions outlined above, including the sale of the Florida retail operations and the suspension of the 401(k) matching contributions, should produce expense savings of at least $10 million annually and the elimination of approximately 150 jobs.

About Affirmative

Affirmative Insurance Holdings, Inc. is a distributor and producer of non-standard personal automobile insurance policies and related products and services for individual consumers in targeted geographic markets. Non-standard personal automobile insurance policies provide coverage to drivers who find it difficult to obtain insurance from standard automobile insurance companies due to their lack of prior insurance, age, driving record, limited financial resources or other factors. Non-standard personal automobile insurance policies generally require higher premiums than standard automobile insurance policies.

Contact: Michael J. McClure, Chief Financial Officer (630) 560-7205

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by, among other things, the use of forward-looking terms such as "likely," "typically," "may," "intends," "expects," "believes," "anticipates," "estimates," "projects," "targets," "forecasts," "seeks," "potential," "hopeful," or "attempts" or the negative of such terms or other variations on such terms or comparable terminology. By their nature, these statements are subject to risks, uncertainties and other factors, which could cause actual future results to differ materially from those results expressed or implied by such forward-looking statements.

Do not unduly rely on forward-looking statements. They give the Company's expectations about the future and are not guarantees. Forward-looking statements speak only as of the date they are made, and, except as required by law, the Company does not intend to update them to reflect changes that occur after that date. For a discussion of factors that may cause actual results to differ from expectations, refer to the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2008 and subsequent quarterly reports on Form 10-Q. Any factor described in this press release or in any document referred to in this press release could, by itself or together with one or more other factors, adversely affect the Company's business, earnings and/or financial condition.